Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
MAY 8, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE EXPIRATION
AND FINAL RESULTS OF ITS CASH TENDER OFFER

OKLAHOMA CITY, OKLAHOMA, May 8, 2014 - Chesapeake Energy Corporation (NYSE:CHK) today announced the expiration and final results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its 9.50% Senior Notes due 2015 (the “Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on May 7, 2014 (the "Expiration Date"). The full terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated April 10, 2014.

As previously announced, on April 24, 2014 Chesapeake purchased $945,908,000 principal amount of its outstanding Notes validly tendered and not validly withdrawn as of 5:00 P.M., New York City time, on April 23, 2014 (such date and time, the "Early Tender Date"). Chesapeake has received and accepted for purchase an additional $658,000 principal amount of its outstanding Notes validly tendered subsequent to the Early Tender Date and prior to the Expiration Date. Holders of Notes that were validly tendered and accepted for purchase after the Early Tender Date but before the Expiration Date received in cash, for each $1,000 in principal amount of Notes tendered, the Purchase Price set forth in the Offer to Purchase, which does not include the Early Tender Premium, plus accrued and unpaid interest on the Notes from the last interest payment date to, but not including, the settlement date. The final settlement of the Tender Offer occurred today.

The table below sets forth the aggregate principal amount of Notes that were tendered and the aggregate principal amount of Notes that were accepted for purchase in the Tender Offer.

Notes	CUSIP/ISIN Numbers	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase
9.50% Senior Notes due 2015	165167CD7/US165167CD78	$1,264,697,000	$946,566,000	$946,566,000

Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. served as the dealer managers for the Tender Offer. D.F. King & Co., Inc. served as the tender agent and information agent for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Morgan Stanley & Co LLC at (800) 624-1808 (U.S. toll free) or (212) 761-1057 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (U.S. toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tender of Notes may be directed to D.F. King & Co, Inc. at the address, telephone numbers and email address set forth below.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Krystal Scrudato
Banks and brokers call collect: (212) 269-5550
All others call toll-free: (800) 697-6975
Email: chk@dfking.com
This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal.

INVESTOR CONTACTS:	MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.